Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of November 10, 2006 (“Effective Date”), by and between PureDepth, Inc., a Delaware corporation (“Company”), and Fred Angelopoulos (“Executive”) to establish the terms and conditions of employment.

The parties agree as follows:

1. Employment. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Executive is hereby employed on a full-time basis as Chief Executive Officer and shall report directly to the Board of Directors of the Company (“Board of Directors” or “Board”), and shall have the duties and responsibilities reasonably and in good faith assigned by the Board, including all duties attendant to the position of Chief Executive Officer.

2.2 Best Efforts. Executive shall expend Executive’s best efforts on behalf of Company, and shall abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations and ordinances. Executive shall act in the best interests of Company at all times. Except for vacation and illness periods, Executive shall devote the necessary time and effort to the performance of Executive’s assigned duties for Company. Executive may, without seeking or obtaining approval by the Board (so long as the following do not materially interfere with the performance of the Executive’s duties hereunder), (i) make and manage personal business investments of his choice and (ii) serve in any capacity with any civic, educational, religious or charitable organization.

3. Nature of Employment. The nature of Executive’s employment with Company under this Agreement shall be on an “at-will” basis. As used herein, “Term of Employment” shall commence on the Effective Date and shall end upon any termination of Executive’s employment with Company.

4. Compensation.

4.1 Base Salary. As compensation for Executive’s performance of Executive’s duties as set forth herein, Company shall pay to Executive a base salary of $250,000 per year (“Base Salary”), payable in accordance with the normal payroll practices of Company, less all legally required or authorized payroll deductions and tax withholdings. Base Salary shall be reviewed annually, and may be adjusted, at the Board’s discretion, in light of the Executive’s performance and the Company’s financial performance and other economic conditions and relevant factors.

4.2 Bonus. Executive shall be eligible to participate in any applicable bonus plan that the Company, at is sole discretion, may provide to Executive. The Company expects for fiscal year 2007 to make available a bonus arrangement that establishes objective and subjective performance criteria and that establishes a maximum annual bonus potential equal to fifty percent (50%) of Executive’s Base Salary. For fiscal year 2007, in the event Executive completes a deal with IGT, Executive shall receive the bonus he would have received under the existing bonus plan (“IGT Bonus”). Any IGT Bonus paid shall reduce dollar for dollar any other bonus payable for fiscal year 2007.

4.3 New Options. Subject to approval of the Board, after the Effective Date the Company may in its discretion grant Executive stock options to purchase shares of the Company’s common stock at an exercise price equal to the fair market value of that stock on the date of the grant under a stock option plan that is adopted by the Board and approved by the Company’s stockholders (“New Options”).

4.4 Old Options. Executive and Company acknowledge that Executive holds stock options to purchase shares of the Company’s common stock that were granted prior to the Effective Date (“Old Options”).

(a) Fixed Exercise Schedule. Executive and Company agree that, notwithstanding any existing agreement to the contrary, the Old Options shall be mandatorily exercised solely in accordance with the fixed schedule indicated on Exhibit A hereto. Exercise outside this schedule shall not be permitted. Executive and Company agree to cooperate to amend Executive’s Old Option agreements to so provide.

(b) Methods of Exercise. Company may in its discretion make available to Executive certain methods by which the Old Options may be exercised. Such methods shall include a cashless exercise procedure (“Cashless Exercise”), under which Executive shall be required to deliver a properly executed notice together with irrevocable instructions to a broker in a form acceptable to the Company providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares of common stock acquired upon exercise of the Old Options, to the extent such procedure is available to Executive given market conditions. During Executive’s employment with Company, Company shall make available a net exercise methodology (“Net Exercise”), under which Company will, upon exercise of any of the Old Options, provide to Executive a single payment, in either cash or shares of common stock of the Company or a combination thereof, equal to the value of the shares of Company common stock being exercised, reduced by the aggregate exercise price of such shares and all applicable tax withholdings and other lawful deductions. The extent to which Net Exercise is available is in the Board’s sole discretion and will be made available for between ten percent (10%) and fifty percent (50%) of Executive’s options exercised in a given calendar year.

(c) Limitations on Subsequent Sale. Subject to all applicable securities and other laws, rules, and regulations, and the Company’s insider trading policies, Executive shall sell no more than the number of shares of Company common stock indicated on Exhibit B acquired upon exercise of the Old Options per calendar year.

(d) Share Numbers. As used in this Agreement, all references to numbers of shares of Company common stock shall be adjusted to account for stock splits, reverse stock splits and similar transactions.

5. Customary Fringe Benefits. Executive shall be eligible for all customary and usual fringe benefits generally available to full-time employees of Company, subject to the terms and conditions of Company’s policies and benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

6. Business Expenses. Executive shall be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies. All such expenses shall be reimbursed within the same fiscal year in which they were incurred or within two and one-half (2½) months after the end of such year.

7. Termination of Employment. Subject to the terms and conditions of this Section 7, either Company or Executive may terminate Executive’s employment with Company at any time, with or without Cause (as hereinafter defined), during the Term of Employment. Any termination of Executive’s employment during the Term of Employment shall be communicated by written notice of termination from the terminating party to the other party (“Notice of Termination”). The Notice of Termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and a written statement of the reason(s) for the termination. In the case of a Notice of Termination provided by Executive to Company, such Notice of Termination shall not be effective for a period of fifteen (15) business days after receipt of such Notice of Termination by Company. In the case of a Notice of Termination provided by Company to Executive, such Notice of Termination shall be effective on the date designated by the Company in the Notice of Termination. In the event Executive’s employment is terminated by either party, for any reason, during the Term of Employment, Company shall pay the prorated Base Salary earned as of the date of Executive’s termination of employment and the accrued but unused vacation as of the date of Executive’s termination of employment to Executive upon Executive’s termination of employment. Except as otherwise provided in this Section 7, Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from Company, any payments or benefits in respect of the termination of Executive’s employment with Company during the Term of Employment.

7.1 Severance Package Upon Involuntary Termination without Cause or Voluntary Termination for Good Reason. In the event that, during the Term of Employment, either Company causes to occur an involuntary termination without Cause (as hereinafter defined) of Executive’s employment with Company or Executive voluntarily terminates Executive’s employment with Company for Good Reason (as hereinafter defined), and such termination qualifies as a “Separation from Service” under Section 409A (as hereinafter defined), Executive shall be entitled to a “Severance Package” that consists of the following: (a) substantially equal payments, made over a period of nine months following the date of Executive’s termination of employment, on the basis of Executive's annual rate of Base Salary in effect immediately prior to Executive’s termination of employment (or, if greater, the annual rate of $250,000) and payable in accordance with the Company’s established payroll schedule, (b) Company’s direct-to-insurer payment or reimbursement of amounts documented on receipts of any group health premiums that Executive would otherwise have been required to pay for a period of twenty-four (24) months following the date of Executive’s termination of employment (subject to Executive’s eligibility for, and proper and timely election of insured continued group health benefits under a combination of the Consolidated Omnibus Budget and Reconciliation Act (“COBRA”) and/or California COBRA); and (c) the immediate vesting of any New Options to the extent that Executive would have vested in such New Options if Executive had remained an active employee of the Company until the one-year anniversary of the date of his termination of employment; provided, however, that all of the following conditions are first satisfied: (i) Executive reaffirms Executive’s commitment to comply with all surviving provisions of this Agreement, including Section 9 and Section 10 of this Agreement; and (ii) Executive executes a Separation Agreement that includes a general release in favor of Company and its parent, and all subsidiary and related entities, and their officers, directors, shareholders, employees and agents to the fullest extent permitted by law, drafted by and in a form reasonably satisfactory to Company, and does not revoke the general release within any legally required revocation period, if applicable. All legally required and authorized deductions and tax withholdings shall be made from the severance payments, including for wage garnishments, if applicable, to the extent required or permitted by law. Effective immediately upon termination of employment, Executive shall no longer be eligible to contribute to or to be an active participant in any retirement or benefit plan covering employees of Company. All other Company obligations to Executive shall be automatically terminated and completely extinguished.

7.2 Section 409A Compliance. The parties intend for this Agreement either to satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. If this Agreement either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A.

(a) Notwithstanding any provision in this Agreement to the contrary, in the event that Executive is a “specified employee” (as defined in Section 409A), any severance payment, severance benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code (together, “Specified Employee Payments”) shall not be paid before the expiration of a period of six months following the date of Executive’s termination of employment (or the date of Executive’s death, if earlier). The Specified Employee Payments to which Executive would otherwise have been entitled during the six-month period following the date of Executive’s termination of employment shall be accumulated and paid as soon as administratively practicable following the first date payable without incurring a penalty tax under Section 409A.

(b) To ensure satisfaction the requirements of Section 409A(b)(3) of the Code, assets shall not be set aside, reserved in a trust or other arrangement, or otherwise restricted for purposes of the payment of amounts payable under this Agreement.

(c) Company hereby informs Executive that the federal, state, local, and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement are complex and subject to change. Executive acknowledges and understands that Executive should consult with his or her own personal tax or financial advisor in connection with this Agreement and its tax consequences. Executive understands and agrees that Company has no obligation and no responsibility to provide Executive with any tax or other legal advice in connection with this Agreement and its tax consequences. Executive agrees that Executive shall bear sole and exclusive responsibility for any and all adverse federal, state, local, and/or foreign tax consequences (including without limitation any and all tax liability under Section 409A) of this Agreement, and fully indemnifies and holds Company harmless therefor.

7.3 Ineligibility For Severance. Executive shall not be entitled to any Severance Package under this Agreement if at any time during the Term of Employment, either (a) Executive voluntarily resigns or otherwise terminates employment with Company for any reason other than Good Reason, or (b) Company involuntarily terminates Executive’s employment for any reason other than without Cause. Effective immediately upon termination of employment, Executive shall no longer be eligible to contribute to or to be an active participant in any retirement or benefit plan covering employees of Company. All other Company obligations to Executive shall be automatically terminated and completely extinguished.

7.4 Taxes and Withholdings. The Company may withhold from any amounts payable under this Agreement, including any benefits or severance payment, such federal, state or local taxes as may be required to be withheld pursuant to applicable law or regulations, which amounts shall be deemed to have been paid to Executive.

7.5 Definitions.

(a) “Cause” shall mean the occurrence during the Term of Employment of any of the following: (i) Executive’s indictment for, formal admission to (including a plea of guilty or nolo contendere to), or conviction of either a felony or a crime of moral turpitude, (ii) Executive’s dishonesty, breach of trust, breach of fiduciary duty, unethical business conduct, or commission of any crime involving Company, (iii) gross negligence or willful misconduct by Executive in the performance of Executive’s duties to the Company; (iv) willful or knowing unauthorized dissemination by Executive of Confidential Company Information (as hereinafter defined); (v) failure by Executive to perform Executive’s duties which are reasonably and in good faith requested in writing and by the Board of Directors and which are not cured (to the extent curable) by Executive within thirty (30) days following receipt by Executive of such written request; or (vi) material breach of this Agreement by Executive which is not cured (to the extent curable) by Executive within thirty (30) days following written notice by the Board of Directors to the Executive describing such alleged breach.

(b) “Good Reason” shall mean the occurrence during the Term of Employment of any of the following: (i) a material breach of this Agreement by Company which is not cured by Company within thirty (30) days following Company’s receipt of written notice by Executive to Company describing such alleged breach; (ii) Executive’s Base Salary is materially reduced by Company (other than a reduction affecting the Company’s management employees generally); (iii) a material reduction in Executive’s title, duties and/or responsibilities, or the assignment to Executive of any duties materially inconsistent with Executive’s position as Chief Executive Officer; or (iv) a requirement by Company that Executive, without Executive’s consent, relocate to a facility or a location outside of a fifty (50) mile radius from Executive’s facility or location immediately prior to such relocation.

(c) “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all applicable guidance promulgated thereunder.

7.6 Effect of a Change in Control. In the event of, and subject to the consummation of, a Change in Control (as defined, or as such analogous term is defined, in the relevant Company stock option or equity incentive plan or agreement, or as is reasonably and in good faith defined by the Board), Company shall cause to occur the immediate vesting of any New Options granted to Executive.

7.7 Nonduplication of Benefits. Notwithstanding any provision in this Agreement or in any other Company benefit plan or compensatory arrangement to the contrary, but at all times subject to Section 7.2, (a) any payments due under Section 7.1 shall be made not more than once, if at all, (b) no payments made under this Agreement shall be considered for purposes of any benefit plan or compensatory arrangement of Company, and (c) under no circumstances shall Executive be entitled to severance benefits from Company other than as contemplated under this Agreement, unless such other severance benefits offset and reduce the benefits due under this Agreement on a dollar-for-dollar basis, but not below zero.

8. No Competition and No Conflict of Interest. Except as otherwise provided in Section 2.2 of this Agreement, during the Term of Employment, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the essential business-related interests of the Company where such conflict would materially and substantially disrupt operations. Such work shall include, but is not limited to, directly or indirectly competing with the Company Business in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the Company Business or any business in which Company becomes engaged during the Term of Employment, as may be determined by the Board of Directors. In addition, Executive agrees not to refer any customer or potential customer of Company to competitors of Company, without obtaining Company’s prior written consent, during the Term of Employment. Notwithstanding the foregoing, Executive’s investment in, or ownership of, less than five percent (5%) of the capital stock of any business entity that competes with or could reasonably be expected to compete with the Company Business and whose securities are traded on any national securities exchange or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, shall not be treated as a breach of this Section 8. For purposes of this Agreement, the term “Company Business” shall mean any business in which the Company is engaged as of the date hereof in the [State of California].

9. Confidentiality. During the Term of Employment, Executive has been and shall continue to be given access to a wide variety of information about the Company, its affiliates and other related businesses that the Company considers “Confidential Company Information.” As a condition of continued employment, Executive agrees to abide by Company’s business policies and directives on confidentiality and nondisclosure of “Confidential Company Information.” “Confidential Company Information” shall mean all information applicable to the business of the Company which confers or may confer a competitive advantage upon the Company over one who does not possess the information; and has commercial value in the business of the Company or any other business in which the Company engages or is preparing to engage during Executive’s employment with Company. “Confidential Company Information” includes, but is not limited to, information regarding the Company’s business plans and strategies; contracts and proposals; licenses, artwork, designs, drawings and specifications for development and redevelopment projects; clients and customers and prospective clients and customers; suppliers and other business partners and Company’s business arrangements and strategies with respect to them; current and future marketing or advertising campaigns; software programs; codes, formulae or techniques; rent rolls; financial information; personnel information; and all ideas, plans, processes or information related to the current, future and proposed projects or other business of the Company that has not been disclosed to the public by an authorized representative of the Company, acting within the scope of his or her authority, whether or not such information would be enforceable as a trade secret of the Company or enjoined or restrained by a court or arbitrator as constituting unfair competition. “Confidential Company information” also includes confidential information of any third party who may disclose such information to the Company or Executive in the course of the Company’s business.

9.1 Nondisclosure. Executive acknowledges that Confidential Company Information constitutes valuable, special and unique assets of the Company’s business and that the unauthorized disclosure of such information to competitors of the Company, or to the general public, shall be highly detrimental to the Company. Executive therefore agrees to hold Confidential Company Information in strictest confidence. Executive agrees not to disclose or allow to be disclosed to any individual or entity, other than those individuals or entities authorized by the Company, any Confidential Company Information that Executive has or may acquire during Executive’s employment by Company (whether or not developed or compiled by Executive and whether or not Executive has been authorized to have access to such Confidential Company Information).

9.2 Continuing Obligation. Executive agrees that the agreement not to disclose Confidential Company Information shall be effective during Executive’s employment and continue even after Executive is no longer employed by Company. Any obligation not to disclose any portion of any Confidential Company Information shall continue indefinitely unless Executive can demonstrate that such information (a) has become public knowledge through no fault of Executive; or (b) has been developed independently without any reference to any information obtained during Executive‘s employment with Company; or (c) must be disclosed in response to a valid order by a court or government agency or is otherwise required by law.

9.3 Return of Company Property. On termination of employment with Company for whatever reason, or at the request of the Company before termination, Executive agrees to promptly deliver to Company all records, files, computer disks, memoranda, documents, lists and other information regarding or containing any Confidential Company Information, including all copies, reproductions, summaries or excerpts thereof, then in Executive’s possession or control, whether prepared by Executive or others. Executive also agrees to promptly return, on termination or the Company’s request, any and all Company property issued to Executive, including but not limited to computers, cellular phones, keys and credits cards. Executive further agrees that should Executive discover any Company property or Confidential Company Information in Executive’s possession after the return of such property has been requested, Executive agrees to return it promptly to Company without retaining copies, summaries or excerpts of any kind.

9.4 No Violation of Rights of Third Parties. Executive warrants that the performance of all the terms of this Agreement does not and shall not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive prior to Executive’s employment with Company. Executive agrees not to disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employers or others. Executive warrants that Executive is not a party to any other agreement that shall interfere with Executive’s full compliance with this Agreement. Executive further agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement while such provisions remain effective.

10. Interference with Business Relations.

10.1 Interference with Customers, Suppliers and Other Business Partners. Executive acknowledges that Company’s customer base and sales strategies for such customers, its suppliers and purchasing strategies for such suppliers, and its other business arrangements have been developed through substantial effort and expense, and its nonpublic business information regarding these customers, suppliers and other business partners is confidential and constitutes trade secrets. In addition, because of Executive’s position, Executive understands that Company shall be particularly vulnerable to significant harm from Executive’s use such information for purposes other than to further Company’s business interests. Accordingly, Executive agrees that during Executive’s employment with Company, and for a period of twelve (12) months thereafter, Executive shall not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s relationship with any of the customers, suppliers or other business partners of Company with whom Executive has had contact, or conducted business, by contacting them for the purpose of inducing or encouraging any of them to divert or take away business from Company.

10.2 Interference with Company’s Employees. Executive acknowledges that the services provided by Company’s employees are unique and special, and that Company’s employees possess trade secrets and Confidential Company Information that is protected against misappropriation and unauthorized use. As such, Executive agrees that during, and for a period of twelve (12) months after, Executive’s employment with Company, Executive shall not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by contacting any Company employees for the purpose of inducing or encouraging them to discontinue their employment with Company.

10.3 Negative Information. During the Term of Employment and thereafter, Executive shall not disclose confidential or negative non-public information regarding, or take any action materially detrimental to the reputation of Company or its directors, officers, employees, investors, shareholders or advisors and any affiliates of any of the foregoing (collectively, the “Company Affiliates”); provided, however, that nothing contained in this Section 10.3 shall affect any legal obligation of Executive to respond to mandatory governmental inquiries concerning the Company Affiliates or to act in accordance with, or to establish, his rights under this Agreement. Company likewise agrees that it shall not disclose negative non-public information regarding, or take any action materially detrimental to the reputation of, Executive; provided, however, that nothing contained in this Section 10.3 shall affect any legal obligation of the Company Affiliates to respond to mandatory governmental inquiries concerning Executive or to act in accordance with, or to establish, the rights of the Company Affiliates under this Agreement.

11. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in Sections 8 through 10 of this Agreement inclusive (collectively “Covenants”) would cause irreparable injury and continuing harm to Company for which there shall be no adequate remedy at law, and agrees that in the event of any such breach, Company seek temporary, preliminary and permanent injunctive relief to the fullest extent allowed by the California Arbitration Act, without the necessity of proving actual damages or posting any bond or other security.

12. Agreement to Arbitrate. Executive and Company agree to resolve any and all disputes between them arising out of or in any way related to this Agreement, the employment relationship and any disputes upon termination of employment by binding arbitration as the sole and exclusive remedy of the parties, to the fullest extent permitted by law. The disputes subject to this agreement include, but are not limited to, breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of Company. This agreement to arbitrate does not include any claims that by law may not be subject to mandatory arbitration.

12.1 Consideration. The mutual promise by Company and Executive to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

12.2 Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

12.3 Arbitration Procedure. The arbitration shall be conducted in San Mateo County, California in accordance with the national rules for arbitration of employment disputes of the American Arbitration Association at www.adr.org. in effect at the time the claim is made. The arbitration shall be conducted by a single neutral arbitrator agreed upon by the parties. If the parties cannot agree on an arbitrator, the arbitrator shall be selected in accordance with AAA rules. Notwithstanding any choice of law provision, this agreement to arbitrate shall be subject to the Federal Arbitration Act (9 U.S.C. Sections 1-16) and, to the extent not inconsistent, the California Arbitration Act, California Code of Civil Procedure section 1281, et seq. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.

12.4 Costs of Arbitration. Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

13. General Provisions.

13.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) or assignee to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement without Company’s written consent.

13.2 Legal Protection Clause. The Company shall defend, indemnify and hold harmless the Executive from and against any claim or legal action taken against Executive as a direct consequence of the discharge of Executive’s duties or obedience to directions of the Company, in accordance with California Labor Code 2802. Such protection, if applicable, includes the cost of legal defense and judgment, if any, against Executive.

13.3 Nonexclusivity of Rights. Except as expressly provided in this Agreement, Executive is not prevented from continuing or future participation in any Company benefit, bonus, incentive or other plans, programs, policies or practices provided by Company subject to the terms and conditions of such plans, programs, or practices.

13.4 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.5 Attorneys’ Fees. In the event of incurred attorneys’ fees in any dispute attorneys’ fees of the prevailing party shall be paid by the non-prevailing party, and the arbitrator shall award such attorneys’ fees accordingly.

13.6 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.7 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Mateo County, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.9 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

13.10 Survival. The following provisions shall survive Executive’s employment with Company to the extent reasonably necessary to fulfill the parties’ expectations in entering this Agreement: Sections 7 (“Termination of Employment”), 8 (“No Conflict of Interest”), 9 (“Confidentiality”), 10 (“Interference with Business Relations”) 11 (“Injunctive Relief”), 12 (“Agreement to Arbitrate”), 13 (“General Provisions”), and 14 (“Entire Agreement”).

14. Entire Agreement. This Agreement, together with the other agreements and documents governing the benefits described in this Agreement, constitute the entire agreement between the parties relating to this subject matter hereof and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, including without limitation the Executive Employment Agreement between Executive and PureDepth Incorporated Limited dated March 31, 2005, and Executive hereby waives any and all rights under such agreement in consideration of the mutual covenants undertaken by the parties under this Agreement. This Agreement may be amended or modified only with the written consent of the Executive and the Board. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Fred Angelopoulos

Dated: 11/10/06	By:	/s/
Address:

PureDepth, Inc.

Dated: 11/10/06	By:	/s/
Name: Thomas L. Marcus
Title: Chairman, Compensation Committee

Exhibit A

Option Exercise Schedule

2006:	100,000 Shares
2007:	1,300,000 Shares
2008:	1,560,476 Shares

Note: In the event of Executive’s termination of employment other than (a) an involuntary termination other than for Cause, or (b) Executive’s resignation for Good Reason, the unexercised Old Options contemplated in this schedule shall immediately cease to be exercisable. In the event of an involuntary termination other than for Cause, or a resignation for Good Reason, the Old Options that would have been exercisable in the twelve (12) month period following the termination shall remain exercisable to the extent permitted pursuant to the schedule above.

Exhibit B

Selling Schedule

2006:	100,000 Shares
2007:	600,000 Shares
2008:	600,000 Shares
2009:	900,000 Shares
2010:	800,000 Shares